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                                   EXHIBIT 2.2

                           INVESTMENT LETTER AGREEMENT
                        HOTEL INTERNATIONAL ADVISORS, LLC

Host Funding, Inc.
1640 School Street, Suite 100
Moraga, California 94556

Gentlemen:

         The undersigned acknowledges that it is receiving from Host Funding, Inc., a Maryland corporation ("Host Funding"), 1,000,000 shares of the Class A Common Stock, $0.01 par value, of Host Funding (the "Shares"), in exchange for interests in four hotel properties owned by Bufete Grupo Internacional,
S. A. de C. V and/or its affiliates.

         1. ACCEPTANCE OF SHARES. Subject to the terms and conditions of this Investment Letter Agreement, the undersigned hereby accepts ownership of the Shares.

         2. ACKNOWLEDGMENTS, REPRESENTATIONS AND COVENANTS. The undersigned acknowledges that the undersigned is acquiring the Shares in a transaction not involving a public offering and without being furnished any offering literature or prospectus. The undersigned further acknowledges, represents, warrants and covenants as follows:

                  (a) the undersigned is organized under the laws of the State of Delaware;

                  (b) the undersigned understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and represents and warrants that the Shares are being acquired by the undersigned solely for the undersigned's own account, for investment purposes only, and are not being received with a view to, or in connection with, any resale, distribution, subdivision or fractionalization thereof; the undersigned further represents and warrants that the undersigned has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Shares which would guarantee to the undersigned any profit or against any loss with respect to such Shares and the undersigned has no plans to enter into any such agreement or arrangement;

                  (c) the undersigned understands that Host Funding will direct the transfer agent of the Shares to make notations in the appropriate records of the corporation of the restrictions on the transferability of the Shares and to affix to the certificate representing such Shares the standard restrictive legend of Host Funding together with

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         any legends required by the Charter of Host Funding or the laws of the
         State of Maryland;

                  (d) the undersigned understands that no federal or state agency has passed on or made any recommendation or endorsement relating to the Shares or any finding or determination as to the fairness of an investment in the Shares;

                  (e) the undersigned agrees that the Shares received by the undersigned may not be resold or otherwise transferred unless such Shares are registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available;

                  (f) the undersigned (i) is an "accredited investor" as that term is defined in Rule 501 (a) of the Securities Act, (ii) has had prior experience with investments similar to the Shares, (iii) has knowledge and experience in financial and business matters such that the undersigned is capable of evaluating the merits and risks of the Shares and of making an informed investment decision, and (iv) is able to bear the economic risk of the undersigned's investment in the Shares;

                  (g) the undersigned is familiar with the business and financial condition, properties, operation and prospects of Host Funding and its subsidiaries, and, at a reasonable time prior to the execution of this Investment Letter Agreement, has been afforded the opportunity to ask questions of and has received satisfactory answers from the officers and directors of Host Funding, or other persons acting on behalf of Host Funding, concerning the business and financial condition, properties, operations and prospects of Host Funding and its subsidiaries;

                  (h) the undersigned recognizes that no assurances are or have been made regarding the tax consequences which may inure to the undersigned as a result of an investment in the Shares, nor has any assurance been made that existing tax laws will not be modified in the future, thus changing the tax consequences under existing tax laws and regulations;

                  (i) the undersigned recognizes that no assurances are or have been made regarding the approximate length of time that the undersigned will be required to remain as owner of the Shares; and

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         (j)      the undersigned has received and reviewed copies of the
following documents previously filed by Host Funding, containing financial statements or other related information concerning Host Funding and its subsidiaries:

                  (i) Host Funding's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal year ended December 31, 1999; and

                  (iii) Host Funding's Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended March 31, 2000.

The undersigned recognizes that the transfer of the Shares to the undersigned is based upon the representations and warranties contained herein, and the undersigned agrees to indemnify Host Funding and their respective officers, directors, agents and representatives and to hold each of them harmless against any liabilities, costs or expenses (including reasonable attorneys' fees) arising by reason of or in connection with any misrepresentation or any breach of such representations or warranties by the undersigned, or arising as a result of the sale or distribution of any Shares by the undersigned in violation of the Securities Act, or other applicable law.

The undersigned agrees that the foregoing acknowledgments, representations and covenants shall survive the receipt by the undersigned of the Shares, as well as any investigation made by the party relying on the same.

         3. FURTHER ASSURANCES AND REVOCATION. The undersigned agrees to execute any and all further instruments and documents necessary or advisable in connection with the receipt of the Shares by the undersigned, including, without limitation, all instruments and documents that may be necessary, desirable or appropriate in connection with any applicable state and federal securities laws. Further, the undersigned agrees that (i) the undersigned may not cancel, terminate or revoke this Agreement, and (ii) this Agreement shall be binding upon the undersigned's successors and assigns.

         4.       MISCELLANEOUS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts made and wholly performed in that state.

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                  (b)      This Agreement constitutes the entire agreement among
         the parties hereto with respect to the subject matter hereof, and may be amended only by a writing executed by the party to be bound thereby.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the undersigned has executed this Investment Letter
Agreement as of this 22nd day of June, 2000.

                                HOTEL INTERNATIONAL ADVISORS, LLC

                                By:   /s/ Michael S. McNulty
                                   ---------------------------------------------
                                Name:     Michael S. McNulty
                                     -------------------------------------------
                                Title:    Managing Member
                                      ------------------------------------------